                                                                  Exhibit 10.16


                            STOCK EXCHANGE AGREEMENT

                                     AMONG

                                  ORIUS CORP.,

                               NATG HOLDINGS, LLC

                                      AND

                              THE SHAREHOLDERS OF
                   COPENHAGEN UTILITIES & CONSTRUCTION, INC.,

                             AN OREGON CORPORATION

                               FEBRUARY 20, 1999

                               TABLE OF CONTENTS


         1.       DEFINITIONS..........................................................................  1

         2.       EXCHANGE TRANSACTION.................................................................  6
                  (a)      BASIC TRANSACTION...........................................................  6
                  (b)      INITIAL CONSIDERATION.......................................................  6
                  (c)      EARN-OUT CONSIDERATION......................................................  6
                  (d)      THE CLOSING.................................................................  9
                  (e)      DELIVERIES AT CLOSING.......................................................  9

         3.       REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS CONCERNING THE TRANSACTION........  9
                  (a)      AUTHORIZATION OF TRANSACTION................................................  9
                  (b)      NONCONTRAVENTION............................................................  9
                  (c)      BROKERS' FEES...............................................................  9
                  (d)      INVESTMENT..................................................................  9
                  (e)      COMPANY SHARES.............................................................. 10
                  (f)      DISCLOSURE.................................................................. 10

         4.       REPRESENTATIONS AND WARRANTIES OF THE BUYER AND ORIUS CONCERNING THE TRANSACTION..... 10
                  (a)      AUTHORIZATION OF TRANSACTION................................................ 10
                  (b)      NONCONTRAVENTION............................................................ 10
                  (c)      BROKERS' FEES............................................................... 10
                  (d)      DISCLOSURE.................................................................. 11

         5.       REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY................................ 11
                  (a)      ORGANIZATION, QUALIFICATION, AND CORPORATE POWER............................ 11
                  (b)      CAPITALIZATION.............................................................. 11
                  (c)      TITLE TO ASSETS............................................................. 12
                  (d)      NONCONTRAVENTION............................................................ 12
                  (e)      SUBSIDIARIES................................................................ 12
                  (f)      FINANCIAL STATEMENTS........................................................ 12
                  (g)      EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END............................ 12
                  (h)      UNDISCLOSED LIABILITIES..................................................... 14
                  (i)      LEGAL COMPLIANCE............................................................ 14
                  (j)      TAX MATTERS................................................................. 15
                  (k)      REAL PROPERTY............................................................... 16
                  (l)      INTELLECTUAL PROPERTY....................................................... 17
                  (m)      TANGIBLE ASSETS............................................................. 18
                  (n)      EQUIPMENT FORMERLY OWNED BY EXCEL........................................... 18
                  (o)      INVENTORY................................................................... 19
                  (p)      CONTRACTS................................................................... 19
                  (q)      NOTES AND ACCOUNTS RECEIVABLE............................................... 19
                  (r)      POWERS OF ATTORNEY.......................................................... 19
                  (s)      INSURANCE................................................................... 19


                  (t)      LITIGATION.................................................................. 20
                  (u)      COMMITMENTS AND WARRANTIES.................................................. 20
                  (v)      LIABILITY FOR SERVICES PERFORMED............................................ 20
                  (w)      EMPLOYEES................................................................... 20
                  (x)      EMPLOYEE BENEFITS........................................................... 21
                  (y)      GUARANTIES.................................................................. 22
                  (z)      ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS................................... 22
                  (aa)     CERTAIN BUSINESS RELATIONSHIPS WITH THE COMPANY............................. 23
                  (ab)     CUSTOMERS AND SUPPLIERS..................................................... 23

         6.       REPRESENTATIONS AND WARRANTIES CONCERNING THE BUYER AND ORIUS........................ 24
                  (a)      ORGANIZATION OF THE BUYER................................................... 24
                  (b)      ORGANIZATION OF ORIUS....................................................... 24
                  (c)      CAPITALIZATION OF ORIUS..................................................... 24
                  (d)      TITLE TO ASSETS............................................................. 24
                  (e)      SUBSIDIARIES AND AFFILIATES................................................. 25
                  (f)      FINANCIAL STATEMENTS........................................................ 25
                  (g)      EVENTS SUBSEQUENT TO MOST RECENT NORTH AMERICAN PERIOD END.................. 25
                  (h)      TAX MATTERS................................................................. 25
                  (i)      INTELLECTUAL PROPERTY....................................................... 25
                  (j)      INSURANCE................................................................... 26
                  (k)      LEGAL COMPLIANCE............................................................ 26
                  (l)      EMPLOYEE BENEFITS........................................................... 26
                  (m)      ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS................................... 27
                  (n)      DISCLOSURE.................................................................. 28

         7.       PRE-CLOSING COVENANTS................................................................ 28
                  (a)      GENERAL..................................................................... 28
                  (b)      NOTICES AND CONSENTS........................................................ 29
                  (c)      OPERATION OF BUSINESS....................................................... 29
                  (d)      PRESERVATION OF BUSINESS.................................................... 29
                  (e)      FULL ACCESS................................................................. 29
                  (f)      NOTICE OF DEVELOPMENTS...................................................... 29
                  (g)      EXCLUSIVITY................................................................. 29
                  (h)      NO TERMINATION OF SHAREHOLDERS' OBLIGATION BY SUBSEQUENT INCAPACITY......... 29

         8.       POST-CLOSING COVENANTS............................................................... 30
                  (a)      GENERAL..................................................................... 30
                  (b)      LITIGATION SUPPORT.......................................................... 30
                  (c)      TRANSITION.................................................................. 30
                  (d)      INDEPENDENT ACCOUNTANTS..................................................... 30
                  (e)      TAX MATTERS................................................................. 30
                  (f)      STOCK OPTIONS............................................................... 30
                  (g)      AUDITED FINANCIAL STATEMENTS................................................ 31
                  (h)      NON-DISPARAGEMENT........................................................... 31


         9.       CONDITIONS TO OBLIGATION TO CLOSE.................................................... 31
                  (a)      CONDITIONS TO OBLIGATION OF THE BUYER....................................... 31
                  (b)      CONDITIONS TO OBLIGATION OF THE SHAREHOLDERS................................ 33

         10.      REMEDIES FOR BREACHES OF THIS AGREEMENT.............................................. 34
                  (a)      SURVIVAL OF REPRESENTATIONS AND WARRANTIES.................................. 34
                  (b)      INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER......................... 34
                  (c)      INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SHAREHOLDERS.................. 35
                  (d)      MATTERS INVOLVING THIRD PARTIES............................................. 35
                  (e)      DETERMINATION OF ADVERSE CONSEQUENCES....................................... 36
                  (f)      OTHER INDEMNIFICATION PROVISIONS............................................ 36

         11.      POST-CLOSING ADJUSTMENT OF CONSIDERATION............................................. 36

         12.      TAX MATTERS.......................................................................... 37
                  (a)      TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE............................ 37
                  (b)      TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE.............. 37
                  (c)      COOPERATION ON TAX MATTERS.................................................. 38
                  (d)      TAX SHARING AGREEMENTS...................................................... 38
                  (e)      CERTAIN TAXES............................................................... 38

         13.      TERMINATION.......................................................................... 39
                  (a)      TERMINATION OF AGREEMENT.................................................... 39
                  (b)      EFFECT OF TERMINATION....................................................... 39

         14.      MISCELLANEOUS........................................................................ 39
                  (a)      PRESS RELEASES AND PUBLIC ANNOUNCEMENTS..................................... 39
                  (b)      NO THIRD-PARTY BENEFICIARIES................................................ 39
                  (c)      ENTIRE AGREEMENT............................................................ 39
                  (d)      SUCCESSION AND ASSIGNMENT................................................... 40
                  (e)      COUNTERPARTS................................................................ 40
                  (f)      HEADINGS.................................................................... 40
                  (g)      NOTICES..................................................................... 40
                  (h)      GOVERNING LAW............................................................... 40
                  (i)      AMENDMENTS AND WAIVERS...................................................... 41
                  (j)      SEVERABILITY................................................................ 41
                  (k)      EXPENSES.................................................................... 41
                  (l)      CONSTRUCTION................................................................ 41
                  (m)      INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES........................... 41
                  (n)      SPECIFIC PERFORMANCE........................................................ 41
                  (o)      SUBMISSION TO JURISDICTION.................................................. 41
                  (p)      WAIVER OF JURY TRIAL........................................................ 42


Exhibit A: Form of Employment Agreements
Exhibit B: Form of Leases
Exhibit C: Form of Non-Competition Agreement
Exhibit D: Form of Subscription Agreement
Exhibit E: Form of Escrow Agreement
Exhibit F: Form of Subordination Agreement
Exhibit G: Form of Seller's opinion
Exhibit H: Form of Buyer's opinion
Exhibit I: Financial Statements
Exhibit J: North American Financial Statements
Annex 1: Accredited Investor Questionnaire

                            STOCK EXCHANGE AGREEMENT

         THIS STOCK EXCHANGE AGREEMENT is entered into as of February 19, 1999 by and among NATG Holdings, LLC, a Delaware limited liability company (the "Buyer"), Orius Corp., a Delaware corporation ("Orius") and the shareholders of Copenhagen Utilities & Construction, Inc., an Oregon corporation (the "Company") listed on the signature page to this Agreement (the "Shareholders"). The Buyer, Orius and the Shareholders are referred to collectively herein as the "Parties."

         This Agreement contemplates the exchange by the Shareholders of all of the issued and outstanding capital stock of the Company to Buyer. The Shareholders will receive cash and capital stock in Orius Corp., a Delaware corporation and the parent company of the Buyer ("Orius"), in exchange for their shares of capital stock of the Company.

         Simultaneously herewith, NATG Merger Sub, Inc., a Florida corporation and a wholly-owned subsidiary of Buyer ("Merger Sub"), and North American Tel-Com Group, Inc., a Florida corporation ("North American"), are entering into a merger agreement (the "Merger Agreement") pursuant to which Merger Sub will be merged with and into North American. Buyer also is entering into stock exchange agreements with the shareholders of Network Cabling Services, Inc. ("NCS"), Schatz Underground Cable, Inc. ("Schatz") and DAS-CO of Idaho, Inc. ("DAS-CO") to acquire all of the issued and outstanding capital stock of NCS, Schatz and DAS-CO (collectively with this Agreement and the Merger Agreement, the "Exchange Agreements"). The parties to the Exchange Agreements, other than the parties to the DAS-CO and Schatz Exchange Agreements, intend for the transfers contemplated thereunder to be treated as a single transaction qualifying under Section 351 of the Code (as hereinafter defined).

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1. DEFINITIONS.

                  "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

                  "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses, and any other cost of enforcing a party's rights under this Agreement.

                  "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

                  "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

                  "Stockholders Agreement" means that certain Stockholders Agreement among Orius and the stockholders of Orius dated as of the Closing Date.

                  "Applicable Rate" means the corporate base rate of interest publicly announced from time to time by PNC Bank, N.A.

                  "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

                  "Buyer" has the meaning set forth in the preface above.

                  "Closing" has the meaning set forth in Section 2(d) below.

                  "Closing Date" has the meaning set forth in Section 2(d) below.

                  "Closing Date Balance Sheet" has the meaning set forth in
Section 11(b) below.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Company" has the meaning set forth in the preface above.

                  "Company Share" means any share of the voting common stock, par value $.02 per share, or the non-voting common stock, par value $.02 per share, of the Company.

                  "Consideration" has the meaning set forth in Section 2(b) below.

                  "Controlled Group of Corporations" has the meaning set forth in Code Section 1563.

                  "Disclosure Schedule" has the meaning set forth in Section 5 below.

                  "Draft Closing Date Balance Sheet" has the meaning set forth in Section 11(a) below.

                  "EBITDA" means earnings before interest, taxes, depreciation and amortization as reflected on an income statement prepared in accordance with GAAP and consistent with the past practices of the Company applied on a consistent basis.

                  "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan or (e) bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, severance, salary continuation, termination, change of control or other material fringe benefit plan or program.

                  "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

                  "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

                  "Employment Agreements" means the Employment Agreements substantially in the form attached hereto as Exhibit A.

                  "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials (which, for purposes of this Agreement, shall meany any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation), each as amended and as now or hereafter in effect.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" means (i) any corporation included with the Company in a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) which is under common control with the Company within the meaning of Section 414(c) of the Code; (iii) any member of an affiliated service group of which the Company is a member within the meaning of Section 414(m) of the Code; or
(iv) any other person or entity treated as an affiliate of the Company under
Section 414(o) of the Code.

                  "Estimated Closing Balance Sheet" has the meaning given that term in Section 9(a)(xiii) hereof.

                  "Excess Shareholders Equity" has the meaning set forth in
Section 5(g)-Permitted Distributions of the Disclosure Schedule.

                  "Fiduciary" has the meaning set forth in ERISA Section 3(21).

                  "Financial Statement" has the meaning set forth in Section 5(f) below.

                  "GAAP" means United States generally accepted accounting principles as in effect from time to time.

                  "Indemnified Party" has the meaning set forth in Section 10(d)(i) below.

                  "Indemnifying Party" has the meaning set forth in Section 10(d)(i) below.

                  "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

                  "Knowledge" means that which is known by a person and that of which a person has constructive knowledge based upon information readily available to that person in the performance of such person's duties after reasonable investigation and inquiry of such person. In the case of the Buyer, "Knowledge" means the Knowledge of its President. In the case of the Company, "Knowledge" means the Knowledge of the Shareholders.

                  "Leases" means the five-year triple net lease agreements between the Buyer and the Shareholders (or their Affiliates) for the real property utilized by the Company in Clackamas, Oregon and Sacramento, California substantially in the forms attached hereto as Exhibit B.

                  "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

                  "Material Adverse Effect" means, individually or together with other adverse effects, any material adverse effect on the assets, liabilities, results of operations, business condition (financial or otherwise) or prospects of the Company or on the Company's ability to consummate the transactions contemplated hereby or the ability of the Buyer to operate the business of the Company immediately after the Closing in substantially the same manner as such business is conducted prior to Closing

                  "Minimum Equity" has the meaning set forth in Section 5(g)-Permitted Distributions of the Disclosure Schedule.

                  "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

                  "Most Recent Financial Statements" has the meaning set forth in Section 5(f) below.

                  "Most Recent Fiscal Period End" has the meaning set forth in
Section 5(f) below.

                  "Most Recent Fiscal Year End" has the meaning set forth in
Section 5(f) below.

                  "Most Recent North American Balance Sheet" means the balance sheet contained within the Most Recent North American Statements.

                  "Most Recent North American Fiscal Period End" has the meaning set forth in Section 6(f) below.

                  "Multiemployer Plan" has the meaning set forth in ERISA
Section 3(37).

                  "National Securities Exchange" shall have the meaning ascribed to that term in the rules and regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

                  "Noncompetition Agreements" means the Noncompetition Agreements substantially in the form attached hereto as Exhibit C.

                  "North American" has the meaning set forth in the preface hereof.

                  "North American Subsidiary" means any entity that is an Affiliate of North American immediately prior to the consummation of the Exchange Agreements.

                  "Orius" has the meaning set forth in the preface hereof.

                  "Orius Common Stock" means any share of the common stock, par value $.0001 par share, of Orius.

                  "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

                  "Party" has the meaning set forth in the preface above.

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

                  "Prohibited Transaction" has the meaning set forth in ERISA
Section 406 and Code Section 4975.

                  "Reportable Event" has the meaning set forth in ERISA Section 4043.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens that could not reasonably be expected to have a Material Adverse Effect, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings disclosed on Section 5(j) of the Disclosure Schedule, (c) purchase money liens and liens securing rental payments under capital lease arrangements disclosed in the Most Recent Financial Statements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, so long as such liens could not reasonably be expected to have a Material Adverse Effect.

                  "Shareholders" has the meaning set forth in the preface above.

                  "Stockholders' Agreement" means that certain Stockholders' Agreement among Orius and the shareholders of the Buyer dated as of the Closing Date.

                  "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

                  "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and any obligations under any agreements or arrangements with respect to any of the foregoing.

                  "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  "Third Party Claim" has the meaning set forth in Section 10(d) below.

         2.  EXCHANGE TRANSACTION.

                  (a) BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, the Buyer agrees to exchange with the Shareholders, and the shareholders agree to exchange with the Buyer, all of their respective Company Shares for the consideration specified below in this
Section 2.

                  (b) INITIAL CONSIDERATION. The Buyer agrees to deliver (collectively, the "Consideration") (i) at Closing to the Shareholders (A) cash in the amount of twenty-three million dollars ($23,000,000) payable by wire transfer or other immediately available funds and (B) one hundred ten thousand seven hundred fourteen (110,714) shares of the Orius Common Stock and (ii) 90 days after the Closing Date, cash in the amount of two hundred fifty thousand dollars ($250,000) (as adjusted pursuant to Section 11(f) hereof). The Consideration shall be subject to adjustment pursuant to the provisions of
Section 11 hereof. The Consideration shall be allocated as set forth in Section 5(b) to the Disclosure Schedule.

                  (c) EARN-OUT CONSIDERATION.

                           (i) From and after the Closing, and until Buyer's
obligations under this Section 2(c) are satisfied in full, Buyer shall continue the business operations of the Company as a separate corporate entity (the Company's business and operations after the Closing are referred to herein as the "DIVISION"). In connection therewith Buyer shall prepare, using accounting procedures consistent with the past accounting practices of the Company to the extent that such practices are consis with GAAP, unaudited internally generated separate financial statements for the Division (the "DIVISION STATEMENTS"). The Division Statements shall be based on a fiscal year ending on December 31 (being the same fiscal year end as Buyer; all references to "fiscal year" in this Section 2(c) refer to the fiscal year of the Division ending on December
31).

                           (ii) In addition to the Initial Consideration, the
Buyer shall pay to Shareholders cash, and Orius shall issue to the Shareholders shares of Orius Common Stock (such cash and shares of Orius Common Stock being referred to herein as the "EARN-OUT CONSIDERATION"), in amounts based upon the EBITDA of the Company in each of fiscal year 1999 and 2000.

                                    (A) The "FY 1999 EARN-OUT TABLE" table
below contains rows that set forth a lower EBITDA threshold (Column 1) and an upper EBITDA threshold (Column 2). If Company's EBITDA with respect to fiscal year 1999 falls between the lower and upper EBITDA thresholds for one of the rows, then this row will be the "FY 1999 EARN-OUT ROW" for purposes of this Agreement. The Buyer shall pay to the Shareholders the aggregate amount of cash indicated in Column 3, and Orius shall issue the Shareholders the aggregate number of shares of Orius Common Stock indicated in Column 4, that appear on the FY 1999 Earn-Out Row.


                             FY 1999 EARN-OUT TABLE

   Row             COLUMN 1                  COLUMN 2                  COLUMN 3                 COLUMN 4
                   --------                  --------                  --------                 --------
            Lower EBITDA Threshold    Upper EBITDA Threshold             Cash                 Orius Shares
            ----------------------    ----------------------           --------               ------------
    1                  0                    $6,325,000                    $0                        0
    2             $6,325,000                $6,650,000                  $609,375                  2,902
    3             $6,650,000                 6,975,000                $1,218,750                  5,804
    4             $6,975,000                $7,300,000                $1,828,125                  8,705
    5             $7,300,000                     4                    $2,437,500                 11,607


                                    (B)     The "FY 2000 EARN-OUT TABLE" below
contains rows that set forth a lower EBITDA threshold (Column 1) and an upper EBITDA threshold (Column 2). If Company's EBITDA with respect to fiscal year 2000 falls between the lower and upper EBITDA thresholds for one of the rows, then this row will be the "FY 2000 EARN-OUT ROW" for purposes of this Agreement. The Buyer shall pay to the Shareholders the aggregate amount of cash indicated in Column 3, and Orius shall issue the Shareholders the aggregate number of shares of Orius Common Stock indicated in Column 4, that appear on the FY 2000 Earn-Out Row.

                             FY 2000 EARN-OUT TABLE

   Row             COLUMN 1                  COLUMN 2                  COLUMN 3                 COLUMN 4
                   --------                  --------                  --------                 --------
            Lower EBITDA Threshold    Upper EBITDA Threshold             Cash                 Orius Shares
            ----------------------    ----------------------           --------               ------------
    1                  0                    $6,950,000                    $0                        0
    2             $6,950,000                $7,300,000                  $609,375                  2,902
    3             $7,300,000                $7,650,000                $1,218,750                  5,804
    4             $7,650,000                $8,000,000                $1,828,125                  8,705
    5             $8,000,000                     4                    $2,437,500                 11,607


                           (iii) The Earn-Out Consideration for any fiscal year
shall be delivered no later than 90 calendar days after the end of such fiscal year, except to the extent that the provisions of Subsection 2(c)(iv)(B) below apply.

                           (iv) The calculation of the Earn-Out Consideration
shall be subject to the following provisions:

                                    (A) The amount, if any, by which the EBITDA
with respect to fiscal year 1999 (not accounting for any application of Paragraph 2(c)(iv)(B)) exceeds the lower EBITDA threshold in the FY 1999 Earn-Out Row is referred to herein as the "FY 1999 EXCESS." The FY 1999 Excess may be added to the EBITDA for fiscal year 2000. The amount of the FY 1999 Excess applied pursuant to this Paragraph 2(c)(iv)(A) shall be subtracted from the EBITDA for fiscal year 1999 for purposes of the application of Paragraph 2(c)(iv)(B) hereof.

                                    (B) The amount, if any, by which the EBITDA
with respect to fiscal year 2000 (not accounting for any application of Paragraph 2(c)(iv)(A)) exceeds the lower EBITDA threshold in the FY 2000 Earn-Out Row is referred to herein as the "FY 2000 EXCESS." The FY 2000 Excess shall be applied retroactively to fiscal year 1999. If the calculation of the Earn-Out Consideration with respect to fiscal year 1999, after taking into account the FY 2000 Excess, would be greater than the amount of Earn-Out Consideration already paid with respect to fiscal year 1999, then the amount of such increase in Earn-Out Consideration for fiscal year 1999 shall be payable to the Shareholders at the time that the Earn-Out Consideration with respect to fiscal year 2000 is paid. The amount of the FY 2000 Excess applied pursuant to this Paragraph 2(c)(iv)(B) shall be subtracted from the EBITDA for fiscal year 2000 for purposes of the application of Paragraph 2(c)(iv)(A) hereof.

                                    (C) An example of the application of this
Subsection 2(c)(iv) is as follows: If the EBITDA for fiscal year 1999 is $7,100,000, then Row 4 of the FY 1999 Earn-Out Table is the FY 1999 Earn-Out Row, and the Earn-Out Consideration with respect to fiscal year 1999 would be $1,828,125 and 8,705 shares of Orius Common Stock. See Subsection 2(c)(ii)(A). If the EBITDA for fiscal year 2000 is $7,900,000, then Row 4 of the FY 2000 Earn-Out Table is the FY 2000 Earn-Out Row, and the Earn-Out Consideration with respect to fiscal year 2000 would be $1,828,125 and 8,705 shares of Orius Common Stock. See Subsection 2(c)(ii)(B). The FY 1999 Excess is $125,000 ($7,100,000 exceeds $6,975,000 by $125,000). The FY 2000 Excess is $250,000
($7,900,000 exceeds $7,650,000 by $250,000). The excess for either year may be applied to the EBITDA of the other year to increase the Earn-Out Consideration for the latter year. Thus, if the Earn-Out Consideration for fiscal year 1999 is increased by $200,001 of the FY 2000 Excess, i.e. from $7,100,000 to $7,350,001, then the FY 1999 Earn-Out Row becomes Row 5 of the FY 1999 Earn-Out Table. Buyer and Orius shall pay to Shareholders the Earn-Out Consideration in Row 5 of the FY 1999 Earn-Out Table, above the amount already paid from Row 4 (i.e. an additional amount of $609,375 and 2,902 shares of Orius Common Stock). The EBITDA for fiscal year 2000 will be decreased by $200,001, the amount of the FY 2000 Excess applied to fiscal year 1999, with no change in the fiscal year 2000 Earn-Out Consideration. Alternatively, $100,001 of the FY 1999 Excess may be added to the EBITDA for fiscal year 2000, with the same effect on the FY 2000 Earn-Out Consideration of changing the FY 2000 Earn-Out Row from Row 4 to Row 5. The EBITDA for fiscal year 1999 will be decreased by $100,001, the amount of the FY 1999 Excess applied to fiscal year 2000, with no change in the fiscal year 2000 Earn-Out Consideration.

                           (v) Any Earn-Out Consideration due and payable under
this Section 2(c) shall be allocated to the Shareholders in proportion to their ownership of Company Common Stock at the Closing.

                           (vi) The issuance of Orius Common Stock comprising
the Earn-Out Consideration shall be contingent on Shareholders and Orius entering into a subscription agreement relating to the Earn-Out Consideration substantially in the form of Exhibit D to this Agreement.

                           (vii) Pursuant to the terms of the Escrow Agreement
attached hereto as Exhibit E, 23,214 shares of Orius Common Stock will be deposited in escrow with SunTrust Bank, N.A. as Escrow Agent. Shares held in escrow with respect the Earn-Out for fiscal year 1999 that are not earned in fiscal year 1999 shall remain in escrow until the end of fiscal year 2000.

                           (viii) The cash portion of the Earn-Out
Consideration is subject to the Subordination Agreement attached hereto as Exhibit F.

                           (ix) Disputes regarding the calculation of the
Earn-Out Consideration shall be resolved in the same manner as disputes regarding the Closing Balance Sheet as described in Section 11(b) and 11(c) hereof.

                  (d) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Holland & Knight LLP in Ft. Lauderdale, Florida, commencing at 9:00 a.m. local time on February 26, 1999 or such other date, time and place as the Parties may mutually determine (the "Closing Date").

                  (e) DELIVERIES AT CLOSING. At the Closing, (i) the Shareholders will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 9(a) below, (ii) the Buyer will deliver to the Shareholders the various certificates, instruments, and documents referred to in Section 9(b) below, (iii) the Shareholders will deliver to the Buyer stock certificates representing all of their Company Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to the Shareholders the Consideration specified in Section 2(b) above.

         3. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS CONCERNING THE TRANSACTION. Each Shareholder represents and warrants to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ' 3), except as set forth on ' 3 of the Disclosure Schedule (as hereinafter defin

                  (a) AUTHORIZATION OF TRANSACTION. Such Shareholder has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such Shareholder, enforceable in accordance with its terms and conditions except to the extent enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws, or other laws affecting the enforcement of creditors' rights or by the principles governing the availability of equitable remedies. Such Shareholder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any other Person in order to consummate the transactions contemplated by this Agreement.

                  (b) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Shareholder is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which such Shareholder is a party or by which he is bound or to which any of his assets is subject.

                  (c) BROKERS' FEES. Such Shareholder has, or prior to Closing will have, paid any fees or commissions due from Shareholders to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. Such Shareholder agrees that he will pay any additional amounts that may become due from him or the Company to any such broker, finder or agent in the future, including as a result of any indemnification obligations.

                  (d) INVESTMENT. Such Shareholder (A) understands that, the Orius Common Stock that he will receive as part of the Consideration has not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Orius Common Stock solely for his own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning Orius and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Orius Common Stock, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Orius Common Stock, and (F) is an Accredited Investor for the reasons set forth on Annex I.

                  (e) COMPANY SHARES. Such Shareholder holds of record and owns beneficially the number of Company Shares set forth opposite such Shareholder's name, in Section 5(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests liens or other encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Such Shareholder is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Shareholder to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). Such Shareholder is not a party to any voting trust, proxy, shareholders agreement, or other agreement or understanding with respect to the voting of any capital stock of the Company.

                  (f) DISCLOSURE. Neither this Agreement nor any of the exhibits, attachments, written statements, documents, certificates or other items prepared for or supplied to the Buyer by such Shareholder with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary in order to make each statement contained herein or therein not misleading. There is no fact which such Shareholder has not disclosed to the Buyer herein and of which the Shareholders is aware which could be anticipated to have a Material Adverse Effect.

         4. REPRESENTATIONS AND WARRANTIES OF THE BUYER AND ORIUS CONCERNING
THE TRANSACTION. The Buyer and Orius, jointly and severally, represent and warrant to the Shareholders that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule delivered by the Buyer to the Shareholders on the date hereof (the "Buyer Disclosure Schedule").

                  (a) AUTHORIZATION OF TRANSACTION. Each of the Buyer and Orius has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer and Orius, enforceable in accordance with its terms and conditions except to the extent enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws, or other laws affecting the enforcement of creditors' rights or by the principles governing the availability of equitable remedies. Neither Buyer nor Orius need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any other Person in order to consummate the transactions contemplated by this Agreement.

                  (b) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer or Orius is subject or any provision of their respective charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer or Orius is a party or by which either of them is bound or to which any of the assets of either of them is subject.

                  (c) BROKERS' FEES. The Buyer has, or prior to the Closing will have, paid any fees or commissions due from the Buyer to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. The Buyer agrees that it will pay any additional amounts that may become due from the Buyer to any such broker, finder or agent in the future, including as a result of any indemnification obligations.

                  (d) DISCLOSURE. Neither this Agreement nor any of the exhibits, attachments, written statements, documents, certificates or other items prepared for or supplied to the Shareholders by the Buyer or Orius with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary in order to make each statement contained herein or therein not misleading. There is no fact which the Buyer or Orius has not disclosed to the Shareholders herein and of which the Buyer or Orius or any of the their respective officers or directors is aware and which could be anticipated to have a Material Adverse Effect on the operations of the Buyer or Orius after the Closing.

         5. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY. The Shareholders jointly and severally represent and warrant to the Buyer that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5), except as set forth in the Disclosure Schedule delivered by the Shareholders to the Buyer on the date hereof and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule shall be effective to modify only those representations and warranties to which the Disclosure Schedule makes explicit reference. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 5.

                  (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Company has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it, except where failure to do so is authorized or will not result in any Material Adverse Effect. Section 5(a) of the Disclosure Schedule lists the directors and officers of the Company. Correct and complete copies of the charter and bylaws of the Company (as amended to date) are included as part of
Section 5(a) of the Disclosure Schedule. The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Company are correct and complete and an true and correct copy thereof has been provided to the Buyer. The Company is not in default under or in violation of any provision of its charter or bylaws.

                  (b) CAPITALIZATION. The entire authorized capital stock of the Company consists of 100,000 Company Shares, of which 2,496 voting Company Shares and 59,904 non-voting Company shares are issued and outstanding and no Company Shares are held in treasury. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and owned beneficially by the Shareholders in the amounts set forth in Section 5(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock or securities convertible or exchangeable for, or any options, warranties, or rights to purchase, any of such capital stock. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any capital stock or any securities convertible into or exchangeable for such capital stock or any options, warrants or rights to purchase such capital stock or securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting, transfer, dividend or other rights (such as registration rights under the Securities Act) of the capital stock of the Company.

                  (c) TITLE TO ASSETS. The Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests (other than the Security Interests disclosed on the face of the Most Recent Balance Sheet), except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet, none of which disposals are expected to have a Material Adverse Effect. The consummation of the transactions contemplated by this Agreement will not affect the Company's good and marketable title to, or valid leasehold interest in, the properties and assets described in the preceding sentence.

                  (d) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the charter or bylaws or similar governance documents of the Company or; (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets) which individually or in the aggregate would constitute the Basis of a Material Adverse Effect on the Company. The Company need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person, government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

                  (e) SUBSIDIARIES. Except as set forth in Section 5(e) of the Disclosure Schedule, the Company does not currently have, and has never had, any Subsidiaries and does not own any securities of any other Person.

                  (f) FINANCIAL STATEMENTS. Attached hereto as Exhibit I are the following financial statements (collectively the "Financial Statements"):
(i) reviewed consolidated balance sheets and statements of income, including the independent accountant's report thereon as of and for the fiscal year ended December 31, 1997 (the "Most Recent Fiscal Year End") for the Company; (ii) reviewed consolidated balance sheets and statements of income, including the independent accountant's report thereon as of and for the fiscal years ended

December 31, 1994, December 31, 1995 and December 31, 1996 and (iii) unaudited consolidated balance sheets and statements of income, (the "Most Recent Financial Statements") as of and for the period from January 1, 1998, through December 31, 1998 for the Company (the "Most Recent Fiscal Period End"). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete in all material respects, and are consistent with the books and records of the Company (which books and records are correct and complete in all material respects).

                  (g) EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Except as set forth on Section 5(g) of the Disclosure Schedule (and, as appropriate, after giving effect to the transactions described on Schedule 7(c)), since the Most Recent Fiscal Year End, there has not been any occurrence, event, incident, action, failure to act or transaction that constitutes the Basis of a Material Adverse Effect on the Company or any that is outside the Ordinary Course of Business. Without limiting the generality of the foregoing, since that date:

                           (i) The Company has not sold, leased, transferred,
or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                           (ii) The Company has not entered into any
agreements, contracts, leases, or licenses either involving more than $100,000 or having a term greater than 12 months or outside the Ordinary Course of Business;

                           (iii) No party (including the Company) has
accelerated, terminated, modified, or cancelled any agreements, contracts, leases, or licenses involving more than $100,000 to which the Company is a party or by which it is bound;

                           (iv) The Company has not imposed or allowed to be
imposed any Security Interest upon any of its assets, tangible or intangible;

                           (v) The Company has not made any capital
expenditures involving more than $100,000 in the aggregate or outside the Ordinary Course of Business;

                           (vi) The Company has not made any capital investment
in, any loan to, or any acquisition of the securities or assets of, any other Person;

                           (vii) The Company has not issued any note, bond, or
other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $100,000;

                           (viii) The Company has not delayed or postponed the
payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                           (ix) The Company has not cancelled, compromised,
waived, or released any right or claim either involving more than $100,000 in the aggregate or outside the Ordinary Course of Business;

                           (x) The Company has not granted any license or
sublicense of any rights under or with respect to any Intellectual Property;

                           (xi) There has been no change made or authorized in
the charter or bylaws of any of the Company;

                           (xii) The Company has not issued, sold, or otherwise
disposed of any of its capital stock or securities convertible into or exchangeable for such stock, or granted any options, warrants, or other rights to purchase or obtain any of such capital stock or securities;

                           (xiii) The Company has not declared, set aside, or
paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock or other securities;

                           (xiv) The Company has not experienced any damage,
destruction, or loss (whether or not covered by insurance) to its property involving more than $100,000 in the aggregate;

                           (xv) The Company has not made any loan to, or
entered into any other transaction with, any of its directors, officers, and employees or their "Associates" (as defined in Rule 12b-2 under the Exchange
Act);

                           (xvi) The Company has not entered into any
employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement outside the Ordinary Course of Business;

                           (xvii) The Company has not granted any increase in
any compensation of any of its directors, officers, or other employees outside the Ordinary Course of Business;

                           (xviii) The Company has not adopted, amended,
modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                           (xix) The Company has not made any other change in
employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                           (xx) The Company has not made or pledged to make any
charitable or other capital contribution outside the Ordinary Course of Business;

                           (xxi) There has not been any other material
occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company; and

                           (xxii) The Company has not increased, or experienced
any change in assumptions underlying or method of calculating, any bad debt, contingency, tax or other reserves or changed its accounting practices, methods or assumptions (including changes in estimates or valuation methods); or written down the value of any assets;

                           (xxiii) The Company has not granted any bonuses or
made any other payments of any kind (other than base compensation in the Ordinary Course of Business) to any officer, director or employee of the Company, or to any Person related to any of the foregoing; and

                           (xxiv) The Company has not committed to do any of
the foregoing.

                  (h) UNDISCLOSED LIABILITIES. Except as disclosed in Section 5(h) of the Disclosure Schedule, the Company does not have any Liability, except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Period End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law and none of which could reasonably be expected to have a Material Adverse Effect).

                  (i) LEGAL COMPLIANCE. The Company and its predecessors and Affiliates have complied, in all material respects, with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

                  (j) TAX MATTERS.

                           (i) The Company has filed all Tax Returns that were
required to be filed prior to the date hereof and will have filed all Tax Returns that it will have been required to file prior to the Closing Date. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid or are fully and adequately accrued and adequately disclosed on the Most Recent Balance Sheet. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

                           (ii) The Company has withheld and paid when due all
Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                           (iii) Neither Shareholders nor the Company has
Knowledge that any authority expects to assess any additional Taxes for any period for which Tax Returns have been filed. There is no action, suit or proceeding, investigation, dispute or claim now pending or threatened concerning any Tax Liability of the Company or proposed adjustment to the taxable income of the Company either (A) claimed or raised by any authority in writing or (B) as to which any of the Shareholders and the Company has Knowledge based upon personal contact with any agent of such authority. Section 5(j) of the Disclosure Schedule contains a summary of all Tax Returns filed with respect to the Company for the last three completed tax years, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Shareholders have made available to the Buyer correct and complete copies of all Tax Returns of the Company, examination reports, and statements of deficiencies assessed against or agreed to by the Company since January 1, 1994.

                           (iv) The Company has not waived any statute of
limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                           (v) The Company has not filed a consent under Code
Section 341(f) concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments, or is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code ' 280G or that would give rise to any obligation to indemnify any Person for any excise tax payable pursuant to Code Section 4999. The Company has not been United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Neither the Company nor any predecessor or affiliate thereof is a party to any Tax allocation, sharing, indemnification or similar agreement. The Company (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (B) does not have any Liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. No indebtedness of the Company consists of "corporate acquisition indebtedness" within the meaning of Code Section 279.

                           (vi) Section 5(j) of the Disclosure Schedule sets
forth as of the most recent practicable date the basis for Federal income tax purposes of the Company in its assets.

                           (vii) The unpaid Taxes of the Company (A) did not,
as of the Most Recent Fiscal Period End, exceed the reserve for Tax Liability set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not, and will not as of the Closing Date, exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

                  (k) REAL PROPERTY. The Company does not own any real property. Section 5(k) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company. The Shareholders have delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 5(k) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 5(k) of the Disclosure
Schedule:

                           (i) the lease or sublease is legal, valid, binding,
enforceable, and in full force and effect;

                           (ii) the lease or sublease will continue to be
legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                           (iii) no party to the lease or sublease is in breach
or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                           (iv) no party to the lease or sublease has
repudiated any provision thereof;

                           (v) there are no disputes, oral agreements, or
forbearance programs in effect as to the lease or sublease;

                           (vi) the Company has not received a notice from the
lessor indicating that the lease will not be renewed at the end of its current term for any additional terms provided for in the lease;

                           (vii) the term of the lease will continue for a
minimum of six months past the Closing Date;

                           (viii) with respect to each sublease, the
representations and warranties set forth in subsections (i) through (vii) above are true and correct with respect to the underlying lease;

                           (ix) the Company has not assigned, transferred,
conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                           (x) all facilities leased or subleased thereunder
have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                           (xi) all facilities leased or subleased thereunder
are supplied with utilities and other services necessary for the operation of said facilities; and

                           (xii) the Shareholders are not aware of any pending
or threatened foreclosure or other enforcement proceedings relating to the real property underlying the leases or subleases set forth in Section 5(k) of the Disclosure Schedule that could result in the Company's loss of possession of such real property.

                  (l) INTELLECTUAL PROPERTY.

                           (i) Section 5(l)(i) of the Disclosure Schedule list
the Intellectual Property owned by the Company. To the Shareholders' Knowledge, the Company owns or has the right to use pursuant to license, sublicense, agreement, or permission in writing all Intellectual Property necessary for the operation of the businesses of the Company as presently conducted and as presently proposed to be conducted. To the Shareholders' Knowledge, each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder. To the Shareholders' Knowledge, the Company has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

                           (ii) To the Shareholders' Knowledge, the Company has
not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Shareholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Shareholders and the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

                           (iii) Section 5(l)(iii) of the Disclosure Schedule
identifies each patent or registration which has been issued to the Company with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Company has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Company has granted to any third party with respect to any of its Intellectual

Property (together with any exceptions). The Shareholders have delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 5(l)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by the Company in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 5(l)(iii) of the Disclosure Schedule:

                                    (A) To the Shareholders' Knowledge, the
Company possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                                    (B) The item is not subject to any
outstanding injunction, judgment, order, decree, ruling, or charge;

                                    (C) No action, suit, proceeding, hearing,
investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                                    (D) The Company has never agreed to
indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                           (iv) Section 5(l)(iv) of the Disclosure Schedule
identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission. The Shareholders have delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 5(l)(iv) of the Disclosure Schedule:

                                    (A) The license, sublicense, agreement, or
permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                                    (B) The license, sublicense, agreement, or
permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                                    (C) No party to the license, sublicense,
agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                                    (D) No party to the license, sublicense,
agreement, or permission has repudiated any provision thereof;

                                    (E) With respect to each sublicense, the
representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                                    (F) The underlying item of Intellectual
Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                                    (G) No action, suit, proceeding, hearing,
investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                                    (H) The Company has never granted any
sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                           (v) To the Knowledge of Shareholders and the
Company, the Company will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

                           (vi) None of the Shareholders and the Company has
any Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of any of the Company.

                  (m) TANGIBLE ASSETS. The Company owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted and as presently proposed to be conducted. Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used. Section 5(m) of the Disclosure Schedule lists all material tangible assets owned by the Company.

                  (n) EQUIPMENT FORMERLY OWNED BY EXCEL. Section 5(n) of the Disclosure Schedule identifies all of the assets (the "Excel Equipment.") formerly owned by Excel Equipment L.L.C. ("Excel"). Ownership of and title to the Excel Equipment were duly transferred to the Company on or about December 31, 1998. The Excel Equipment is free and clear of any Security Interest. The Excel Equipment consists of all of the equipment that the Company leased from Excel or otherwise enjoyed the use of immediately prior to the transfer of the Excel Equipment to the Company.

                  (o) INVENTORY. The inventory of the Company shown on the Most Recent Balance Sheet consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

                  (p) CONTRACTS. Section 5(p) of the Disclosure Schedule lists all the material contracts and other agreements to which the Company is a party. The Shareholders have delivered to the Buyer a correct and complete copy of each written agreement listed in Section 5(p) of the Disclosure Schedule (as amended to date). With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) to the Shareholders' Knowledge, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) to the Shareholders' Knowledge, no party has repudiated any provision of the agreement. Section 5(p) of the Disclosure Schedule lists each currently outstanding bid or proposal for business submitted by the Company in excess of $1,000,000.

                  (q) NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of the Company are reflected properly on the Most Recent Balance Sheet in accordance with GAAP, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and, will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

                  (r) POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of the Company.

                  (s) INSURANCE. Section 5(s) of the Disclosure Schedule includes a true, correct and complete list of all policies of insurance (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Company is a party. Genuine and complete copies of each of the insurance policies listed in Section 5(s) of the Disclosure Schedule have been provided to the Buyer. With respect to each such insurance policy, to the Shareholders' Knowledge: (A) the policy is legal, valid, binding, enforceable, and in full force and effect;
(B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (D) neither the Company, any ERISA Affiliate nor the Buyer shall be subject to a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability and (E) to Shareholders' or the Company's Knowledge, no party to the policy has repudiated any provision thereof. To the Shareholders' Knowledge, the Company has been fully covered at all times during the past 5 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 5(s) of the Disclosure Schedule describes any self-insurance arrangements affecting the Company.

                  (t) LITIGATION. Section 5(t) of the Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party, or to the Knowledge of Shareholders or the Company, is threatened to be made a party to any claim, action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Except as set forth in Section 5(t) of the Disclosure Schedule, there is no other pending, or to the knowledge of Shareholders or the Company, threatened claim, arbitration proceeding, action, suit, investigation or other proceeding against or involving the Company or any property or rights of the Company or any officer or director or the Company. To the Shareholders' Knowledge, none of the actions, suits, proceedings, hearings, and investigations set forth in Section 5(t) of the Disclosure Schedule could have a Material Adverse Effect on the business, financial condition, operations, results of operations, or future prospects of the Company. Neither the Shareholders nor the directors and officers (and employees with responsibility for litigation matters) of the Company has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company.

                  (u) COMMITMENTS AND WARRANTIES. All services provided by the Company have been performed in conformity with all applicable contractual commitments (written or oral) and all express and implied warranties (written or oral), and the Company has no Liability and, to the Knowledge of the Shareholders and the Company, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) in connection with any such services. Section 5(u) of the Disclosure Schedule includes copies of the standard forms of agreement entered into between the Company and its customers. The Company has not entered into any written or oral agreements with any of its customers that include guaranties, warranties, or indemnity provisions other than those included in the agreements included as part of Section 5(u) of the Disclosure Schedule.

         Neither the Company nor the Shareholders has received notice (written or oral) from any of its customers stating that the customer intends to reduce the volume of business that it currently conducts with the Company or to cease doing business with the Company.

                  (v) LIABILITY FOR SERVICES PERFORMED. The Company has no Liability (and, to Shareholders' Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of or in connection with any services provided by the Company.

                  (w) EMPLOYEES. To the Knowledge of the Shareholders or the Company, no executive, key employee, or group of employees has any plans to terminate employment with the Company. The Company is not currently, nor at any prior time has been, a party to or bound by any collective bargaining agreement, nor has the Company experienced any strikes, contractual grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not committed any unfair labor practice. Neither the Shareholders nor the Company have any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. To the Knowledge of the Shareholders and the Company, the Company has not experienced any material employment dispute with any employee.

                  (x) EMPLOYEE BENEFITS.

                           (i) Section 5(x) of the Disclosure Schedule lists
each Employee Benefit Plan that the Company or any ERISA Affiliate maintains, contributes to, or is required to contribute to or under which the Company or any ERISA Affiliate has any Liability.

                                    (A) Each such Employee Benefit Plan (and
each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                                    (B) All required reports and disclosures
(including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                                    (C) All contributions (including all
employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company and in accordance with GAAP. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                                    (D) Each such Employee Benefit Plan which
is an Employee Pension Benefit Plan now meets and at all times since inception have met the requirements of a "qualified plan" under Code Section 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

                                    (E) As of the Closing Date, the market
value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) will equal or exceed the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on such date.

                                    (F) The Shareholders have delivered to the
Buyer correct and complete copies of the plan documents and summary plan descriptions including all amendments thereto, the most recent determination letter received from the Internal Revenue Service, the three most recent Form 5500 Annual Reports (including all schedules thereto), the three most recent annual premium payment forms filed with the PBGC, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                           (ii) With respect to each Employee Benefit Plan that
the Company or any ERISA Affiliate maintains, contributes to, or is required to contribute to or under which the Company or any ERISA Affiliate has any liability:

                                    (A) No such Employee Benefit Plan which is
an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened.

                                    (B) There have been no Prohibited
Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. Neither the Shareholders nor the Company has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                                    (C) Neither the Company nor any ERISA
Affiliate has incurred, and none of the Shareholders and the directors and officers (and employees with responsibility for employee benefits matters) of the Company has any reason to expect that the Company or any ERISA Affiliate will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                           (iii) Neither the Company nor any ERISA Affiliate
contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

                           (iv) Neither the Company nor any ERISA Affiliate
maintains or contributes to, or has ever been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

                  (y) GUARANTIES. The Company is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

                  (z) ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS.

                           (i) The Company and its Affiliates have complied and
are in compliance with all Environmental, Health, and Safety Requirements.

                           (ii) Without limiting the generality of the
foregoing, the Company and its Affiliates have obtained and complied with, and are in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on the attached Disclosure Schedule.

                           (iii) Neither the Company nor its Affiliates has
received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

                           (iv) None of the following exists at any property or
facility owned or operated by the Company: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

                           (v) None of the Company or its Affiliates has
treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

                           (vi) Neither this Agreement nor the consummation of
the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

                           (vii) Neither the Company nor its Affiliates has,
either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

                           (viii) No facts, events or conditions relating to
the past or present facilities, properties or operations of the Company or any of its Affiliates will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements (whether on-site or off-site), or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

                  (aa) CERTAIN BUSINESS RELATIONSHIPS WITH THE COMPANY. Except as set forth in Section 5(aa) of the Disclosure Schedule, neither the Shareholders, their respective Affiliates, any director or employee of the Company, or any relatives of the Shareholders, or any person living in the same residence as such persons, has been involved in any business arrangement or relationship with the Company within the past 12 months, and neither the Shareholders nor their respective Affiliates nor any of such other persons own leases, licenses, or otherwise has any interest in any asset, tangible or intangible, which is used in the business of the Company or any contract, lease or commitment to which the Company is a party. The Company is not indebted to any officer, director or employee of the Company for any liability or obligation. No officer, director or employee of the Company is indebted to the Company for any liability or obligation.

                  (bb) CUSTOMERS AND SUPPLIERS. To the Shareholders' Knowledge, no purchase order or commitment of the Company is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder. No material supplier of the Company has advised the Company in writing within the past year that it will stop, or decrease the rate of, supplying materials, products or services to the Company and no material customer of the Company has advised the Company in writing within the past year that it will stop, or decrease the rate of buying materials, products or services from the Company. Section 5(ab) of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 5% of the consolidated revenues of the Company during the last full fiscal year or the interim period through the date of the Most Recent Financial Statements and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or component to the Company. To the Shareholders' Knowledge, the consummation of the transactions contemplated hereby will not have a Material Adverse Effect on the Company's relationship with any customer or supplier listed in Section 5(ab) of the Disclosure Schedule.

         6. REPRESENTATIONS AND WARRANTIES CONCERNING THE BUYER AND ORIUS. The Buyer and Orius, jointly and severally, represent and warrant to the Shareholders that the statements contained in this Section 6 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 6), except as set forth in the Buyer Disclosure Schedule. The Buyer Disclosure Schedule shall be effective to modify only those representations and warranties to which the Disclosure Schedule makes explicit reference. The Buyer Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 6.

                  (a) ORGANIZATION OF THE BUYER. The Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. Correct and complete copies of the governing documents of the Buyer (as amended to date) are included as part of the Buyer Disclosure Schedule. The manager and executive officers of the Buyer and the names and titles of the executive officers and directors of Orius are set forth on the Buyer Disclosure Schedule.

                  (b) ORGANIZATION OF ORIUS. Orius is a corporation validly existing and in good standing under laws of the State of Delaware. Each Affiliate and Subsidiary of Orius is validly existing and in good standing under the laws of the state in which it was incorporated or organized. Orius, and each of its Affiliates and Subsidiaries, is duly authorized to conduct business under the laws of each jurisdiction where such qualification is required, except where failure to do so is authorized or will not result in any Material Adverse Effect. Orius and each of its Affiliates and Subsidiaries has full corporate power and authority and all licenses, permits and authorizations necessary to carry on the business in which it is engaged and in which it presently proposes to engage, and to own and use the properties owned and used by it, except where a failure to obtain any such licenses, permits and authorizations will not have a Material Adverse Effect on Orius. Correct and complete copies of the charter and bylaws (or similar governance documents) of Orius are included as part of Section 6(b) of the Buyer Disclosure Schedule. Neither Orius, nor any of its Affiliates and Subsidiaries, are in default under or in violation of any provisions of their respective charters or bylaws (or similar governance documents).

                  (c) CAPITALIZATION OF ORIUS. The entire authorized capital stock of Orius consists of 4,700,000 shares of Common Stock and 300,000 shares of preferred stock. The issued and outstanding capital stock of Orius is set forth and held of record as set forth on Buyer Disclosure Schedule. All of the issued and outstanding shares of Common Stock have been duly authorized, validly issued, fully paid, and are nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Orius to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Orius. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of Orius.

                  (d) TITLE TO ASSETS. Orius, its Affiliates and Subsidiaries have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Orius Balance Sheet or acquired after the date thereof, free and clear of all Security Interests (other than the Security Interests disclosed on the face of the Most Recent Orius Balance Sheet and other Permitted Liens), except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Orius Balance Sheet, none of which disposals are expected to have a Material Adverse Effect on Orius or any of its Affiliates or Subsidiaries. The consummation of the transactions contemplated by this Agreement will not affect the Company's good and marketable title to, or valid leasehold interest in, the properties and assets described in the preceding sentence.

                  (e) SUBSIDIARIES AND AFFILIATES. Section 6(e) of the Buyer Disclosure Schedule sets forth a complete and correct list of all Subsidiaries of North American. Except as set forth in Section 6(e) of the Buyer Disclosure Schedule, Orius does not currently have, and has not had within the past five years, any Affiliates or Subsidiaries, and does not own any securities of any other Person. The issued and outstanding capital stock of each Subsidiary has been duly authorized, validly issued and fully paid, and is nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, preemptive rights, exchange rights, or other contracts or commitments that could require any such Subsidiary to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding obligations of any such Subsidiary to purchase, redeem or otherwise acquire any capital stock or any securities convertible into or exchangeable for such capital stock, or any options, warrants or rights to purchase such capital stock or securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of any such Subsidiary.

                  (f) FINANCIAL STATEMENTS. Attached hereto as Exhibit J are the following financial statements of North American (collectively the "North American Financial Statements"): consolidated balance sheets and statements of income, including the independent accountant's report thereon as of and for the fiscal period ended November 28, 1998 (the "Most Recent North American Fiscal Period End"). The North American Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of North American, its Affiliates and Subsidiaries as of such dates and the results of operations of North American, its Affiliates and Subsidiaries for such periods, are correct and complete in all material respects, and are consistent with the books and records of North American, its Affiliates and Subsidiaries (which books and records are correct and complete in all material respects).

                  (g) EVENTS SUBSEQUENT TO MOST RECENT NORTH AMERICAN PERIOD END. Since the Most Recent North American Fiscal Period End there has not occurred any Material Adverse Effect on North American or any of its Affiliates or Subsidiaries, and North American, its Affiliates and Subsidiaries have not engaged in any transactions outside of the Ordinary Course of Business.

                  (h) TAX MATTERS. All federal, state, local and other tax returns required to have been filed with respect to North American and any North American Subsidiary have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made and except where failure to file would not result in assessment of taxes, penalties and interest in excess of $100,000 in the aggregate. There are no agreements or waivers extending the statutory period of limitations applicable to any federal income tax return of North American or any North American Subsidiary for any period.

                  (i) INTELLECTUAL PROPERTY.

                           North American and each North American Subsidiary
owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by North American or a North American Subsidiary, without known possible, alleged or actual conflict with the rights of others.

                  (j) INSURANCE. All insurance policies and other bonds to which North American or any North American Subsidiary is a party are valid and in full force and effect. No notice has been given or claim made and no grounds exist to cancel or avoid any of such policies or bonds or to reduce the coverage provided thereby. Such policies and bonds provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of North American and North American Subsidiary in accordance with prudent business practice in the industry of the such entity.

                  (k) LEGAL COMPLIANCE. North American and each North American Subsidiary are in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 6(m)) in all jurisdictions in which any North American or any North American Subsidiary is presently doing business except where the failure to do so would not have a Material Adverse Effect.

                  (l) EMPLOYEE BENEFITS.

                           (i) Each Employee Benefit Plan (and each related
trust, insurance contract, or fund) to which North American or any North American Subsidiary is party complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                           (ii) All required reports and disclosures (including
Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                           (iii) All contributions (including all employer
contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the applicable North American Subsidiary and in accordance with GAAP. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                           (iv) Each such Employee Benefit Plan which is an
Employee Pension Benefit Plan now meets and at all times since inception have met the requirements of a "qualified plan" under Code Section 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

                           (v) As of the Closing Date, the market value of
assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) will equal or exceed the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on such date.

                           (vi) With respect to each Employee Benefit Plan that
North American or any ERISA Affiliate maintains, contributes to, or is required to contribute to or under which North American or any ERISA Affiliate has any liability:

                                    (A) No such Employee Benefit Plan which is
an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened.

                                    (B) There have been no Prohibited
Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. Neither the Shareholders nor North American has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                                    (C) Neither North American nor any ERISA
Affiliate has incurred, and none of the Shareholders and the directors and officers (and employees with responsibility for employee benefits matters) of North American has any reason to expect that North American or any ERISA Affiliate will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                           (vii) Neither North American nor any ERISA Affiliate
contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

                           (viii) Neither North American nor any North American
Subsidiary maintains or contributes to, or has ever been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

                  (m) ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS.

                           (i) North American and its predecessors and each
North American Subsidiary have complied and are in compliance with all Environmental, Health, and Safety Requirements.

                           (ii) Without limiting the generality of the
foregoing, North American and each North American Subsidiary have obtained and complied with, and are in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on the attached Buyer Disclosure Schedule.

                           (iii) Neither North American nor its predecessors
nor any North American Subsidiary has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

                           (iv) None of the following exists at any property or
facility owned or operated by North American: (1) underground storage tanks,
(2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

                           (v) None of North American or its predecessors nor
any North American Subsidiary has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

                           (vi) Neither this Agreement nor the consummation of
the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

                           (vii) Neither North American nor its predecessors
nor any North American Subsidiary has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

                           (viii) No facts, events or conditions relating to
the past or present facilities, properties or operations of North American or any of its predecessors or North American Subsidiary will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements (whether on-site or off-site), or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

                  (n) DISCLOSURE. Neither this Agreement nor any of the exhibits, attachments, written statements, documents, certificates or other items prepared for or supplied to the Shareholders by Orius with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary in order to make each statement contained herein or therein not misleading. There is no fact which Orius has not disclosed to the Shareholders herein and of which Orius or any of the its officers or directors is aware and which could be anticipated to have a Material Adverse Effect on Orius after the Closing.

         7. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

                  (a) GENERAL. Each of the Parties will use his or its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 9 below).

                  (b) NOTICES AND CONSENTS. The Shareholders will cause the Company to give any notices to third parties, and will cause the Company to use its best efforts to obtain any third party consent required in connection with the matters referred to in Section 5(d) above. Each of the Parties will (and the Shareholders will cause the Company to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(b) and Section 5(d) above.

                  (c) OPERATION OF BUSINESS. Except as set forth on Schedule 7(c) hereto and Section 5(g) of the Disclosure Schedule, the Shareholders will not cause or permit the Company to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Shareholders will not cause or permit the Company to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 5(g) above. The Shareholders will immediately notify the Buyer in writing with respect to any proposed capital expenditures in excess of $50,000.

                  (d) PRESERVATION OF BUSINESS. Except as provided on Schedule 7(c), the Shareholders will cause the Company to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

                  (e) FULL ACCESS. The Shareholders will permit, and will cause the Company to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Company. At the request of the Buyer, Shareholders will permit, and will cause the Company to permit, the Buyer's lenders, and their respective counsel, to have the same access as permitted to the Buyer in accordance with the immediately preceding sentence.

                  (f) NOTICE OF DEVELOPMENTS. The Shareholders will give prompt written notice to the Buyer of any breach of any of the representations and warranties in Section 5 above. Each Party will give prompt written notice to the others of any breach of any of his or its own representations and warranties in Section 3 above. No disclosure by any Party pursuant to this
Section 7(f), however, shall be deemed to amend or supplement the Buyer Disclosure Schedule or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

                  (g) EXCLUSIVITY. The Shareholders will not (and the Shareholders will not cause or permit the Company to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Shareholders will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

                  (h) NO TERMINATION OF SHAREHOLDERS' OBLIGATION BY SUBSEQUENT INCAPACITY. Shareholders specifically agrees that his obligations hereunder, including, without limitation, the obligations pursuant to Section 10 hereof, shall not be eliminated by his or her death or incapacity.

         8. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

                  (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 10 below). The Shareholders acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company.

                  (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Section 10 below).

                  (c) TRANSITION. The Shareholders will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing. The Shareholders will refer all customer inquiries relating to the businesses of the Company to the Buyer from and after the Closing.

                  (d) INDEPENDENT ACCOUNTANTS. After the Closing, Shareholders shall (i) use reasonable efforts to cause the Company's past and present independent auditors and accounting personnel to make available to the Buyer and its representatives, at Buyer's sole cost and expense, all financial information, including the right to examine all working papers pertaining to audits or reviews previously or hereafter made by such auditors, and (ii) provide such cooperation as the Buyer and its representatives may request in connection with any audit or review of the Company that the Buyer may direct its representatives to make. Without limiting the generality of the foregoing, the Shareholders agree that they will cooperate with, and cause the Company's past and present independent auditors, accounting personnel and other necessary persons to cooperate with the Buyer, at Buyer's sole cost and expense, in the preparation of any documents filed by the Buyer with the U.S. Securities and Exchange Commission in connection with an offering of securities, to the extent information about the Company is required therein.

                  (e) TAX MATTERS. The Shareholders covenant and agree not to take any action, or fail to take any action, with respect to Taxes, that would have an adverse effect on the Buyer on or after the Closing Date, including, without limitation, amending or otherwise supplementing any Tax Return or report of the Company with respect to any period prior to the Closing Date without the consent of the Buyer. If any taxing authority conducts any audit or investigation relating to the Company prior to the Closing Date, the Buyer may, in its sole election, have the right to supervise such audit or investigation and provide any response required in connection therewith.

                  (f) STOCK OPTIONS. Orius has adopted a stock incentive plan (the "Stock Incentive Plan") pursuant to which stock options and other forms of stock-based compensation may be awarded to the officers, directors and employees of the Buyer and its subsidiaries. The key employees of the Company shall be eligible to receive awards under the Stock Incentive Plan of options to acquire shares of the Orius Common Stock. Within 60 days of the Closing, the officers of the Company shall recommend to the Stock Option Committee under the Stock Incentive Plan the terms, conditions and amounts of awards to be granted and the identity of the key employees of the Company to receive such awards, however, all such awards, and the terms and conditions thereof, shall be finally determined by the Stock Option Committee.

                  (g) AUDITED FINANCIAL STATEMENTS. Shareholders shall cause the Company's auditors to cooperate with Buyer's auditors in the preparation of audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow including the audit report thereon as of and for the three-year period ending December 31, 1998 for the Company. All costs associated with the preparation and audit of the Company's December 31, 1998 financial statements shall be paid by Buyer.

                  (h) NON-DISPARAGEMENT. Shareholders agree that they shall not knowingly make or cause to be made, directly or indirectly, orally or in writing, any disparaging statements or remarks about the Company, Buyer, Orius or their respective officers, employees, Affiliates and services. Buyer and Orius agree that they shall not knowingly make or cause to be made, directly or indirectly, orally or in writing, any disparaging statements or remarks about the Shareholders. The restrictions of this section do not apply to any statements or remarks made or caused to be made, directly or indirectly, prior to the effective date of this Agreement. The restrictions herein shall not apply to any statements or remarks made in connection with any judicial proceeding or pursuant to any court order or subpoena.

         9. CONDITIONS TO OBLIGATION TO CLOSE.

                  (a) CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) The representations and warranties set forth in
Section 3 and Section 5 above shall be true and correct in all material respects at and as of the Closing Date and there shall not have occurred any Material Adverse Effect;

                           (ii) The Shareholders and the Company shall have
performed and complied with all of his covenants hereunder in all material respects through the Closing;

                           (iii) The Company shall have procured all of the
third party consents specified in Section 7(b) above;

                           (iv) No action, suit, or proceeding shall be pending
or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or before any arbitrator, wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                           (v) The Shareholders shall have delivered to the
Buyer a certificate, to the effect that each of the conditions specified above in Section 9(a)(i) through 9(a)(iv) is satisfied in all respects;

                           (vi) The Parties shall have received all other
authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(b) and Section 5(d) above;

                           (vii) The Buyer shall have received from counsel to
the Shareholders an opinion substantially in form and substance as set forth in Exhibit G attached hereto, addressed to the Buyer and dated as of the Closing Date;

                           (viii) P. Nicholas Johnson shall have entered into
the Employment Agreement;

                           (ix) The Shareholders shall have entered into the
Noncompetition Agreements;

                           (x) The Shareholders shall have entered into the
Leases;

                           (xi) Leota Johnson and P. Nicholas Johnson, as
trustee of the Paul H. Johnson Family Trust, shall have released the Company from its obligations under promissory notes issued to them in connection with the redemption of preferred stock.

                           (xii) All actions to be taken by the Shareholders in
connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

                           (xiii) At least five business days prior to the
Closing, the Buyer shall have received a balance sheet prepared by the Company, estimating the assets, liabilities and shareholders' equity of the Company as of the Closing Date (the "Estimated Closing Balance Sheet"). The Estimated Closing Balance Sheet shall be prepared in accordance with the method set forth in Section 11(a) for the preparation of the Draft Closing Balance Sheet and will reflect: (A) Shareholders' Equity at least five million three hundred thousand dollars ($5,300,000); and (B) cash of at least eight hundred thousand dollars ($800,000). The Buyer shall not have objected to, challenged or otherwise repudiated any of the amounts included in the Estimated Closing Balance Sheet.

                           (xiv) The Buyer shall have received an appraisal,
from an appraiser selected by the Buyer, that states that the fair market value of the Company's tangible assets listed in Section 5(m) of the Disclosure
Schedule is at least equal to the book value of such assets reflected in the Estimated Closing Balance Sheet.

                           (xv) The Company shall have delivered evidence of
its qualification to do business in each jurisdiction where it is so qualified and a certificate of good standing issued by the Secretary of State of each such jurisdiction demonstrating that the Company is in good standing in that jurisdiction;

                           (xvi) Each of the Shareholders shall have been made
parties to the Stockholders' Agreement;

                           (xvii) The board of directors of the Buyer shall
have approved the consummation of the transaction contemplated by this Agreement;

                           (xviii) All actions to be taken by the Shareholders
in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer; and

                           (xix) All of the transactions contemplated by the
Exchange Agreements shall have been consummated.

Buyer may waive any condition specified in this Section 9(a) if it executes a writing so stating at or prior to the Closing.

                  (b) CONDITIONS TO OBLIGATION OF THE SHAREHOLDERS. The obligation of the Shareholders to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) The representations and warranties set forth in
Section 4 and Section 6 above shall be true and correct in all material respects at and as of the Closing Date;

                           (ii) The Buyer shall have performed and complied
with all of its covenants hereunder in all material respects through the Closing;

                           (iii) No action, suit, or proceeding shall be
pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or before any arbitrator, wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                           (iv) The Buyer shall have delivered to the
Shareholders a certificate to the effect that each of the conditions specified above in Section 9(b)(i)-9(b)(iii) is satisfied in all respects;

                           (v) The Parties shall have received all other
authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(b) and Section 5(d) above;

                           (vi) The Shareholders shall have received from
counsel to the Buyer an opinion substantially, in form and substance, as set forth in Exhibit H attached hereto, addressed to the Shareholders, and dated as of the Closing Date;

                           (vii) The Buyer shall have entered into the
Employment Agreements;

                           (viii) The Buyer shall have entered into the Leases;

                           (ix) The Shareholders shall have been released from
their personal obligations relative to any outstanding performance or payment bonds of the Company or the Buyer shall have made such other arrangements as may be mutually acceptable to the Shareholders and the Buyer to fully indemnify the Shareholders with respect to any such obligations.

                           (x) On or before 5:00 p.m. MST on February 22, 1999,
the Shareholders shall have completed their due diligence investigation of the Buyer and Orius;

                           (xi) All actions to be taken by the Buyer in
connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Shareholders; and

                           (xvii) All of the transactions contemplated by the
Exchange Agreements shall have been consummated.

The Shareholders may waive any condition specified in this Section 9(b) if they execute a writing so stating at or prior to the Closing.

         10. REMEDIES FOR BREACHES OF THIS AGREEMENT.

                  (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any certificate, document, instrument or agreement delivered pursuant to this Agreement shall survive the Closing hereunder (notwithstanding any due diligence investigations that may have been undertaken by the damaged Party) and continue in full force and effect for three years from the Closing Date.

                  (b) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER.

                           (i) In the event the Shareholders breach (or in the
event that any third party alleges facts that, if true, would mean that the Shareholders have breached) any of their representations, warranties (or any of such representations or warranties is untrue or inaccurate), covenants and agreements contained herein or in any certificate, document, instrument or agreement delivered pursuant to this Agreement, and, provided that the Indemnified Buyers (as hereafter defined) make a written claim for indemnification against the Shareholders pursuant to Section 14(g) below within the applicable claim period provided in Section 10(a) above, then the Shareholders agree to indemnify the Buyer and each of its officers, directors, employees, representatives and shareholders (the "Indemnified Buyers") from and against the entirety of any Adverse Consequences the Indemnified Buyers may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Indemnified Buyers may suffer after the end of any applicable claim period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach) during any applicable claim period; provided, however, that the Shareholders shall not have any obligation to indemnify the Indemnified Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of the Shareholders contained in Section 5 above (other than those in Section 5(a)-5(c), Section 5(j), Section 5(x) and Section 5(z)): (A) until the Indemnified Buyer has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $250,000 aggregate deductible (after which point the Shareholders will be obligated only to indemnify the Indemnified Buyer from and against Adverse Consequences in excess of that amount) or thereafter (B) to the extent that the Adverse Consequences the Indemnified Buyer has suffered by reason of all such breaches exceeds a $23,250,000 aggregate ceiling (after which point the Shareholders will have no obligation to indemnify the Buyer from and against further such Adverse Consequences).

                           (ii) The Shareholders agree to indemnify the
Indemnified Buyers from and against the entirety of any Adverse Consequences they may suffer resulting from, arising out of, relating to, in the nature of, or caused by the activities of any entity which at any time has been owned, in whole or in part, by the Company or under common control with the Company.

                           (iii) Without limiting any other indemnification
provided in this Section 10, the Shareholders agree to indemnify the Indemnified Buyers from and against the entirety of any Adverse Consequences they may suffer as a result of a taxing authority taking the position that any former or current subcontractor of the Company should have been, at any time prior to the Closing Date, treated as an employee of the Company.

                           (iv) All of the indemnification obligations of
Shareholders under this Section 10 shall be joint and several.

                  (c) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE
                      SHAREHOLDERS.

                           (i) In the event the Buyer or Orius breaches (or in
the event any third party alleges facts that, if true, would mean the Buyer or Orius had breached) any of their representations, warranties (or any of such representations or warranties is untrue or inaccurate), covenants and agreements contained herein (including, without limitation, the payment obligations of the Company set forth on Section 5(g)-Permitted Distributions of the Disclosure Schedule) or in any certificate, document, instrument or agreement delivered pursuant to this Agreement, and, provided that the Shareholders makes a written claim for indemnification against the Buyer or Orius pursuant to Section 14(g) below within the applicable claim period provided in 8(a) above, then the Buyer and Orius, jointly and severally, agree to indemnify the Shareholders and each of their representatives (the "Indemnified Shareholders") from and against the entirety of any Adverse Consequences the Indemnified Shareholders may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Indemnified Shareholders may suffer after the end of any applicable claim period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                           (ii) The Buyer and Orius, jointly and severally,
agree to indemnify the Indemnified Shareholders from and against the entirety of any income tax liabilities the Indemnified Shareholders may suffer resulting from, arising out of, relating to, in the nature of, or caused by the failure of the delivery of the Orius Common Stock to the Shareholders as part of the Initial Consideration to be treated as a transaction qualifying under Section 351 of the Code.

                  (d) MATTERS INVOLVING THIRD PARTIES.

                           (i) If any third party shall notify any party
entitled to indemnification hereunder (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this
Section 10(d) then the Indemnified Party shall notify each Indemnifying Party thereof in writing within 120 days of the receipt of the third party notification.

                           (ii) Any Indemnifying Party will have the right to
defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 30 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, (E) the named parties to the Third Party Claim do not include both the Indemnified Party and the Indemnifying Party, and (F) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                           (iii) So long as the Indemnifying Party is
conducting the defense of the Third Party Claim in accordance with Section 10(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party

(not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                           (iv) In the event any of the conditions in Section
10(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any commercially reasonable manner (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this
Section 10.

                  (e) DETERMINATION OF ADVERSE CONSEQUENCES. The Parties shall make appropriate adjustments for insurance coverage and take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 10. All indemnification payments under this Section 10 shall be deemed adjustments to the Consideration.

                  (f) OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to the Company, or the transactions contemplated by this Agreement, subject, in each case, to any applicable insurance coverage. Each Shareholder hereby agrees that he will not make any claim for indemnification against the Company by reason of the fact that he was a director, officer, employee, or agent of the Company or was serving at the request of the Company as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Shareholder (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

         11. POST-CLOSING ADJUSTMENT OF CONSIDERATION.

                  (a) Within 90 days after the Closing Date, the Buyer will prepare and deliver to Shareholders a draft balance sheet (the "Draft Closing Date Balance Sheet") for the Company as of the close of business on the Closing Date (determined as though the Parties had not consummated the transactions contemplated by this Agreement), prepared in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements; except that the Draft Closing Date Balance Sheet shall include all of the same types of adjustments as were made in connection with the preparation of the Most Recent Fiscal Year End Financial Statements.

                  (b) If the Shareholders have any objections to the Draft Closing Date Balance Sheet, they will deliver a detailed statement describing their objections to the Buyer within 30 days after receiving the Draft Closing Date Balance Sheet. The Buyer and the Shareholders will use reasonable efforts to resolve any such objections themselves. If the Parties do not obtain a final resolution within 30 days after the Buyer has received the statement of objections, however, the Buyer and Shareholders will select an accounting firm mutually acceptable to them to resolve any remaining objections. If the Buyer and the Shareholders are unable to agree on the choice of an accounting firm, they will select a nationally-recognized accounting firm by lot (after excluding their respective regular outside accounting firms). The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the Parties. The Buyer will revise the Draft Closing Date Balance Sheet as appropriate to reflect the resolution of any objections thereto pursuant to this Section 11(b). The "Closing Date Balance Sheet" shall mean the Draft Closing Date Balance Sheet together with any revisions thereto pursuant to this Section 11(b).

                  (c) In the event the Parties submit any unresolved objections to an accounting firm for resolution as provided in Section 11(b) above, any expenses relating to the engagement of the accounting firm shall be allocated between the Shareholders and the Buyer by the accounting firm in proportion to the amount in dispute which is decided in favor of the challenging party.

                  (d) The Buyer will make the work papers and back-up materials used in preparing the Draft Closing Date Balance Sheet available to the Shareholders and their accountants and other representatives at reasonable times and upon reasonable notice during (A) the preparation by the Buyer of the Draft Closing Date Balance Sheet, (B) review by the Shareholders of the Draft Closing Date Balance Sheet, and (C) the resolution by the Parties of any objections thereto.

                  (e) If the shareholder's equity set forth in the Closing Date Balance Sheet is less than $5,300,000, the Shareholders will pay to the Buyer an amount equal to such deficiency (plus interest thereon at the Applicable Rate from the Closing Date) within three business days after the date on which the Closing Date Balance Sheet finally is determined pursuant to Section 11(b). If the shareholder's equity set forth in the Closing Date Balance Sheet is more than $5,300,000, then the Buyer pay to the Shareholders an amount equal to such excess (plus interest thereon at the Applicable Rate from the Closing Date) by the later of three business days after the date on which the Closing Date Balance Sheet finally is determined pursuant to Section 11(b) or 90 days from the Closing Date.

                  (f) If the cash set forth in the Closing Date Balance Sheet is less than $800,000, the Shareholders will pay to the Buyer an amount equal to such deficiency (plus interest thereon at the Applicable Rate from the Closing Date) within three business days after the date on which the Closing Date Balance Sheet finally is determined pursuant to Section 11(b) or, at their election by giving notice to the Company, the Shareholders may offset any amount payable by them pursuant to this Section 11(f) the amount payable after the Closing by Buyer to the Shareholders pursuant to Section 2(b).

         12. TAX MATTERS. The following provisions shall govern the allocation of responsibility as between the Buyer and Shareholders for certain tax matters following the Closing Date:

                  (a) TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. Shareholders shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date (the "Pre-Closing Period"). Such Tax Returns shall be prepared by treating items on such Tax Return in a manner consistent with the past practices with respect to such items, unless otherwise required by law. Shareholders shall permit the Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Buyer shall pay the amounts due for Taxes of the Company with respect to the Pre-Closing Periods, up to the amount reflected in the reserve for Tax Liability shown on the face of the Closing Date Balance Sheet. Shareholders jointly and severally agree that they will pay, when due, all amounts due for Taxes of the Company with respect to Pre-Closing Periods, that exceed the reserve for Tax Liability.

                  (b) TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. The Buyer shall permit Shareholders to review and comment on each such Tax Return described in the preceding sentence prior to filing. Shareholders shall pay to the Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability shown on the face of the Closing Date Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any real and personal property Taxes, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any other Tax be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits or refunds relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

                  (c) COOPERATION ON TAX MATTERS.

                           (i) The Buyer, the Company and Shareholders shall
cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Shareholders agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or Shareholders, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Shareholders, as the case may be, shall allow the other party to take possession of such books and records.

                           (ii) The Buyer and Shareholders further agree, upon
request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                           (iii) The Buyer and Shareholders further agree, upon
request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

                  (d) TAX SHARING AGREEMENTS. All tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

                  (e) CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by Shareholders when due, and Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

         13. TERMINATION.

                  (a) TERMINATION OF AGREEMENT. The Parties may terminate this Agreement as provided below:

                           (i) The Buyer and the Shareholders may terminate
this Agreement by mutual written consent at any time prior to the Closing;

                           (ii) The Buyer may terminate this Agreement by
giving written notice to the Shareholders at any time prior to the Closing (A) in the event the Shareholders have breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Shareholders of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before February 26, 1999 by reason of the failure of any condition precedent under Section 9(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement) or (C) in any event, if the Closing shall not have occurred on or before March 28, 1999; and

                           (iii) The Shareholders may terminate this Agreement
by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Shareholders have notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before February 26, 1999 by reason of the failure of any condition precedent under Section 9(b) hereof (unless the failure results primarily from the Shareholders himself breaching any representation, warranty, or covenant contained in this Agreement) or (C) in any event, if the Closing shall not have occurred on or before March 28, 1999.

                  (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 13(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party.

         14. MISCELLANEOUS.

                  (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Shareholders; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

                  (b) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns and the Indemnified Parties referred to in Section 10 hereof.

                  (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                  (d) SUCCESSION AND ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Shareholders; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder) and (iii) without the approval of the Shareholders, assign its rights and interests hereunder to its lenders (and any agent for the lenders), and the Parties consent to any exercise by such lenders (and such agents) of their rights and remedies with respect to such collateral.

                  (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  (f) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (g) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:


          IF TO THE SHAREHOLDERS:                    COPY TO:
          -----------------------                    --------
          P. Nicholas Johnson                        D. John Thornton
          14000 SW Goodall Road                      The Golden Eagle at Forest River
          Lake Oswego, OR 97034                      1101 West River Street
                                                     Suite 340
          Rodney James Johnson                       Boise, ID  83702
          310 SW Mountain Road                       208-344-8600
          Lake Oswego, OR 97034

          IF TO THE BUYER:                           COPY TO:
          ----------------                           ---------
          NATG Holdings, LLC.                        Holland & Knight LLP
          1401 Forum Way, Suite 400                  One East Broward Boulevard
          West Palm Beach, FL  33401                 Fort Lauderdale, FL 33131
          Attn:  William J. Mercurio                 Attn: Donn Beloff, Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

                  (h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

                  (i) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Shareholders. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  (j) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  (k) EXPENSES. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Shareholders agree that, after December 31, 1998, the Company has not borne nor will bear any of the Shareholders' costs and expenses (including, without limitation, any of their legal, accounting or investment banking fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

                  (l) CONSTRUCTION. The Parties have participated jointly in the negotiation of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

                  (m) INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. The Exhibits, Annexes, Schedules and Certificates identified in this Agreement are incorporated herein by reference and made a part hereof.

                  (n) SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 14(o) below), in addition to any other remedy to which they may be entitled, at law or in equity.

                  (o) SUBMISSION TO JURISDICTION. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Palm Beach County, Florida or Multnomah County, Oregon, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding shall be heard and determined in any such court. Each of the Parties waives any objection to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 14(g) above. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. In any action or proceeding arising out of or relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees and costs from the other party to the action or proceeding.

                  (p) WAIVER OF JURY TRIAL. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE FULLEST EXTENT PERMITTED BY LAW WAIVE ANY RIGHTS THAT THEY MAY HAVE TO CLAIM OR RECEIVE SPECIAL DAMAGES IN CONNECTION WITH ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.


                                     *****

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                      NATG HOLDINGS, LLC.



                                      By:
                                          -------------------------------------
                                          William J. Mercurio
                                          President



                                      ORIUS CORP.



                                      By:
                                          -------------------------------------
                                          William J. Mercurio
                                          President



                                      SHAREHOLDERS:



                                      -----------------------------------------
                                      P. Nicholas Johnson



                                      -----------------------------------------
                                      Rodney J. Johnson